Vertiv Reports First Quarter 2020 Financial Results

•Customer demand remains strong with orders up 13% and backlog at record high $1.6B
•COVID-19 impact and overall first quarter results in-line with our internal expectations
•Quickly implemented $60 million of mitigating cost actions to benefit rest of year 2020
•Strong liquidity at end of March expected to continue even under deeper downside scenarios

Columbus, Ohio, May 5, 2020 – Vertiv Holdings Co (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, reported first quarter 2020 net sales of $897 million, a decline of $158 million, or 15% from prior year, and 13% lower on an organic basis when adjusted for changes in foreign currency exchange rates. COVID-19 negatively impacted first quarter net sales by an estimated $80 million. As anticipated, last year’s first quarter provided a challenging comparison to this year due to several larger projects occurring last year. First quarter net loss of $269 million increased $195 million from last year, primarily driven by a $174 million loss on extinguishment of debt from our debt refinancing and $21 million of SPAC transaction expenses. Adjusted EBITDA of $70 million declined $40 million from last year primarily due to lower net sales. However, despite the challenging economic backdrop our first quarter orders increased almost 13% from the first quarter of 2019, and backlog was a record high $1.6 billion at the end of March.

“Our performance in the first quarter of 2020, which was challenged compared to last year’s first quarter, came amidst an unprecedented global pandemic that necessitated virtually every company to modify how they do business. We acted decisively and with urgency to take appropriate actions across our operations to minimize the impact of COIVD-19 on our business, and I want to express my appreciation to every member of the Vertiv Team as they helped to keep us moving forward to service customers around the world,” said Rob Johnson, Vertiv Chief Executive Officer. “Vertiv has always prided itself on providing critical digital infrastructure to vital applications, and never has that been more true than during these challenging times. In many places around the world Vertiv was recognized as an essential business, and most of our plants, service organizations and offices – even if people are working remotely – continue to operate with few exceptions. It is important to note that prioritizing and implementing all best practice precautionary safety measures early-on enabled us to continue serving our customers through this pandemic.”

“Our first quarter order rate continued to be strong, and we ended March with an all-time high backlog of $1.6 billion. While demand varied across our market verticals and product lines, the robustness of our overall order rates demonstrates our place in the vital application ecosystem of data centers and communication networks. While market visibility can be blurred in different areas, at this time we believe demand for our products and services will be steady given the move to remote working, online education, video conferencing and technology based business models as evidenced by the continued strong demand from hyperscale and colocation customers. In the short-run we expect the small to midsized customer segments typically serviced through the IT channel to be challenged, and services will be mixed as accessing some customer locations in some geographies can be difficult.”

Dave Cote, Vertiv Executive Chairman, former Honeywell CEO and author of “Winning Now, Winning Later,” added, “I am proud of how Rob and the entire Vertiv Team has tackled this turbulent time with quick resolve by immediately implementing cost actions while servicing customers and positioning the company for long term success through continued investment in the Vertiv Operating System (VOS), product innovation, sales and service. Even during this recessionary time, the Team has a strong eye on the recovery. I truly believe that Vertiv will demonstrate solid results not only during this recession, but also coming out of it.”

Liquidity and Free Cash Flow

Our liquidity at the end of the first quarter was strong at $446 million, including $289 million of unrestricted cash and $157 million availability on a $455 million asset-based lending (ABL) facility. We believe our liquidity will remain strong even under significant and unlikely downside scenarios. For example, even if sales decline 25%, or $1.1 billion, from full year 2019, we do not expect our liquidity to drop below $300 million – as the negative cash flow impact from lower adjusted EBITDA will be partially offset by the recovery of working capital. In addition, we continue to explore and implement additional actions to manage liquidity including delaying certain capital expenditures, contractually adjusting payment terms with our suppliers, establishing local lines of credit and opportunistically accessing the debt financing markets. Negative free cash flow in the first quarter was anticipated – as we accelerated certain cash interest payments pursuant to our debt refinancing, and we paid our company-wide annual incentive compensation consistent with normal timing. We expect free cash flow to be positive for the full year including a slight use of cash in the second quarter and significantly positive free cash flow in the second half of the year – consistent with historical free cash flow timing.

First Quarter 2020 Results

First quarter net sales declined $158 million, or 15%, from last year’s first quarter including approximately $80 million from COVID-19 and $19 million due to unfavorable changes in foreign currency exchange rates. The remaining $59 million reduction was primarily driven by the timing of larger shipments in the first quarter of 2019, predominantly in our Americas and EMEA reporting segments. First quarter net loss of $269 million increased $195 million from last year’s first quarter including the negative first quarter 2020 impact of $174 million from debt refinancing expenses and $21 million from SPAC transaction expenses. Adjusted EBITDA of $70 million declined $40 million from last year’s first quarter, primarily driven by lower sales partially offset by a $22 million reduction in adjusted selling, general and administrative expenses. Net cash used for operating activities of $195 million increased $161 million from last year’s first quarter primarily driven by $41 million higher inventory due to lower than expected first quarter sales, $40 million from lower adjusted EBITDA, $21 million from higher incentive compensation payments and $21 million from expenses pursuant to the SPAC transaction.

2020 Guidance

We remain cautiously optimistic with our tactical and strategic position amid this global pandemic. The underlying data center and communications industries our products and services support are more critical today than ever before. Accordingly, customer orders remain strong, and we enter the second quarter with a record high backlog. From a production and supply perspective, our facilities are considered essential businesses in almost every geography, and our primary manufacturing facilities remain in operation today. However, the situation remains dynamic in many geographies which could negatively influence our ability to manufacture and deliver products to our customers. Due to this continuing COVID-19 production and supply uncertainty, we are withdrawing our full year 2020 financial guidance.

First Quarter 2020 Earnings Conference Call

Vertiv’s management team will discuss the results during a conference call on Wednesday, May 6th starting at 11:00 a.m. Eastern Time. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. A webcast of the live conference call will be available for interested parties to listen to by going to the Investor Relations section of Vertiv’s website at investors.vertiv.com. A replay of the conference call will be available for 30 days following the webcast.

About Vertiv Holdings Co
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. As Architects of Continuity™, Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, Vertiv employs approximately 20,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Non-GAAP Financial Measures
Financial statements included in this press release have been prepared in accordance with GAAP. Vertiv has included certain non-GAAP financial measures in this press release, as further described below, that may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. For purposes of Regulation G and Section 10(e) of Regulation S-K, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statement of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

See “Reconciliation of GAAP and Non-GAAP Financial Measures” on page 9 of this press release below for Vertiv’s reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Note Concerning Forward-Looking Statements
This press release, and other statements that Vertiv may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Vertiv’s future financial or business performance, strategies or expectations, and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, indebtedness, business strategy and plans and objectives of Vertiv management for future operations, including as they relate to the anticipated effects of the business combination with GS Acquisition Holdings Corp. (“Business Combination”). These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Vertiv cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained or incorporated by reference in this press release are based on current expectations and beliefs concerning future developments and their potential effects on Vertiv. There can be no assurance that future developments affecting Vertiv will be those that Vertiv has anticipated. Vertiv undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Vertiv’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Vertiv has previously disclosed risk factors in its Securities and Exchange Commission (“SEC”) reports. These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: (1) the benefits of the Business Combination; (2) the future financial performance of Vertiv following the Business Combination; (3) the ability to maintain the listing of Vertiv’s securities on the New York Stock Exchange; (4) the risk that the Business Combination disrupts current plans and operations of Vertiv; (5) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Vertiv to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the Business Combination; (7) the outcome of any legal proceedings that may be instituted against Vertiv or any of its directors or officers, following the Business Combination; (8) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; (9) factors relating to the business, operations and financial performance of Vertiv and its subsidiaries, including: global economic weakness and uncertainty; risks relating to the continued growth of Vertiv’s customers’ markets; failure to meet or anticipate technology changes; the unpredictability of Vertiv’s future operational results; disruption of Vertiv’s customers’ orders or Vertiv’s customers’ markets; less favorable contractual terms with large customers; risks associated with governmental contracts; failure to mitigate risks associated with long-term fixed price contracts; risks associated with information technology disruption or security; risks associated with the implementation and enhancement of information systems; failure to properly manage Vertiv’s supply chain or difficulties with third-party manufacturers; competition in the infrastructure technologies industry; failure to realize the expected benefit from any rationalization and improvement efforts; disruption of, or changes in, Vertiv’s independent sales representatives, distributors and original equipment manufacturers; failure to obtain performance and other guarantees from financial institutions; failure to realize sales expected from Vertiv’s backlog of orders and contracts; changes to tax law; ongoing tax audits; risks associated with future legislation and regulation of Vertiv’s customers’ markets both in the United States and abroad; costs or liabilities associated with product liability; Vertiv’s ability to attract, train and retain key members of its leadership team and other qualified personnel; the adequacy of Vertiv’s insurance coverage; a failure to benefit from future acquisitions; failure to realize the value of goodwill and intangible assets; the global scope of the Vertiv’s operations; risks associated with Vertiv’s sales and operations in emerging markets; exposure to fluctuations in foreign currency exchange rates; Vertiv’s ability to comply with various laws and regulations and the costs associated with legal compliance; adverse outcomes to any legal claims and proceedings filed by or against us; Vertiv’s ability to protect or enforce its proprietary rights on which its business depends; third party intellectual property infringement claims;

liabilities associated with environmental, health and safety matters, the impact of the COVID-19 pandemic (including on our liquidity) and response by governments and other third parties; risks associated with Vertiv’s limited history of operating as an independent company; and potential net losses in future periods; and (10) other risks and uncertainties indicated in Vertiv’s SEC reports or documents filed or to be filed with the SEC by Vertiv.

Contacts

For investor inquiries:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
T +1 614-841-6776
E: lynne.maxeiner@vertiv.com

For media inquiries:
Sara Steindorf
FleishmanHillard for Vertiv
T +1 314-982-1725
E: sara.steindorf@fleishman.com

Source: Vertiv Holdings Co
Category: Financial News

Exhibit 99.1
Vertiv Holdings Co
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (Unaudited)
(Dollars in millions except for per share data)

	Three months ended March 31, 2020	Three months ended March 31, 2019
Net sales:
Net sales - products	$647.2	$813.3
Net sales - services	250.1	241.5
Net sales	897.3	1,054.8
Costs and expenses:
Cost of sales - products	463.2	566.2
Cost of sales - services	147.1	141.4
Cost of sales	610.3	707.6
Selling, general and administrative expenses	264.8	286.4
Loss on extinguishment of debt	174.0	—
Other deductions, net	34.4	38.8
Interest expense, net	68.9	77.8
Loss before income taxes	(255.1)	(55.8)
Income tax expense	13.8	18.5
Net loss	$(268.9)	$(74.3)

Earnings (loss) per share:
Basic and diluted	$(1.12)	$(0.63)

Weighted-average shares outstanding:
Basic and diluted	240,656,864	118,261,955

Vertiv Holdings Co
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$293.2	$223.5
Accounts receivable, less allowances of $23.8 and $19.9, respectively	1,144.0	1,212.2
Inventories	445.5	401.0
Other current assets	183.0	180.7
Total current assets	2,065.7	2,017.4
Property, plant and equipment, net	412.7	428.2
Other assets:
Goodwill	596.3	605.8
Other intangible assets, net	1,385.3	1,441.6
Deferred income taxes	7.9	9.0
Other	162.0	155.4
Total other assets	2,151.5	2,211.8
Total assets	$4,629.9	$4,657.4
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$22.2	$—
Accounts payable	591.7	636.8
Accrued expenses and other liabilities	746.7	867.7
Income taxes	17.6	15.2
Total current liabilities	1,378.2	1,519.7
Long-term debt, net	2,418.9	3,467.3
Deferred income taxes	112.2	124.7
Other long-term liabilities	388.7	250.5
Total liabilities	4,298.0	5,362.2
Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value, 700,000,000 shares authorized, 328,411,705 and 118,261,955 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	1,635.9	277.7
Accumulated deficit	(1,269.5)	(1,000.6)
Accumulated other comprehensive (loss) income	(34.5)	18.1
Total equity (deficit)	331.9	(704.8)
Total liabilities and equity	$4,629.9	$4,657.4

Vertiv Holdings Co
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(In millions)

	Three months ended March 31, 2020	Three months ended March 31, 2019
Cash flows from operating activities:
Net loss	$(268.9)	$(74.3)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	14.2	14.2
Amortization	36.3	35.4
Deferred income taxes	(3.6)	(3.5)
Amortization of debt discount and issuance costs	5.9	7.5
Loss on extinguishment of debt	174.0	—
Changes in operating working capital	(134.4)	(11.9)
Other	(18.2)	(1.1)
Net cash used for operating activities	(194.7)	(33.7)
Cash flows from investing activities:
Capital expenditures	(6.7)	(10.7)
Investments in capitalized software	(1.8)	(3.9)
Proceeds from disposition of property, plant and equipment	—	3.8
Net cash used for investing activities	(8.5)	(10.8)
Cash flows from financing activities:
Borrowings from ABL revolving credit facility	324.2	113.4
Repayments of ABL revolving credit facility	(193.1)	(172.8)
Borrowing on Term Loan, net of discount	2,189.0	—
Repayment on Prior Term Loan	(2,070.0)	—
Repayment of Prior Notes	(1,370.0)	—
Payment of redemption premiums	(75.0)	—
Payment of debt issuance cost	(11.2)	—
Proceeds from reverse recapitalization, net	1,827.0	—
Payment to Vertiv Stockholder	(341.6)	—
Net cash provided by (used for) financing activities	279.3	(59.4)
Effect of exchange rate changes on cash and cash equivalents	(6.4)	1.4
Increase (decrease) in cash, cash equivalents and restricted cash	69.7	(102.5)
Beginning cash, cash equivalents and restricted cash	233.7	225.3
Ending cash, cash equivalents and restricted cash	$303.4	$122.8
Changes in operating working capital
Accounts receivables	$68.2	$56.3
Inventories	(44.5)	(3.1)
Other current assets	1.4	(28.2)
Accounts payable	(43.4)	(64.2)
Accrued expenses and other liabilities	(120.3)	18.0
Income taxes	4.2	9.3
Total changes in operating working capital	$(134.4)	$(11.9)

Reconciliation of GAAP and non-GAAP Financial Measures
To supplement our consolidated financial statements that have been prepared in accordance with GAAP, we have included certain non-GAAP financial measures in this press release, as further defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Information reconciling certain forward-looking GAAP measures to non-GAAP measures related to 2020 guidance is not available without unreasonable effort due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations, including organic sales growth. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Vertiv’s non-GAAP financial measures include:

•EBITDA, which represents earnings (loss) from continuing operations before interest expense, income tax expense (benefit), and depreciation and amortization; and
•Adjusted EBITDA, which represents EBITDA, adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations;
•Organic sales, which represents net sales excluding the impact of foreign exchange rate fluctuations and purchase accounting; and
•Free cash flow, which represents cash flows from operating activities, less capital expenditures and investments in capitalized software, plus proceeds from disposition of plant, property and equipment.

Vertiv Holdings Co
Regional Segment Results
(In millions)

	Three months ended March 31,
	2020	2019	Δ	Δ%	Organic Δ%
Net Sales:
Americas	$466.7	$554.4	$(87.7)	(15.8)%	(15.0)%
APAC	223.9	259.0	(35.1)	(13.6)%	(10.7)%
EMEA	206.7	241.4	(34.7)	(14.4)%	(11.8)%
	$897.3	$1,054.8	$(157.5)	(14.9)%	(13.2)%

Adjusted EBITDA:
Americas	$100.1	$124.6	$(24.5)	(19.7)%
APAC	28.2	34.8	(6.6)	(19.0)%
EMEA	27.2	32.2	(5.0)	(15.5)%
Corporate (1)	(85.1)	(81.5)	(3.6)	4.4%
	$70.4	$110.1	$(39.7)	(36.1)%

Adjusted EBITDA %: (2)
Americas	21.4%	22.5%	(1.1)%
APAC	12.6%	13.4%	(0.8)%
EMEA	13.2%	13.3%	(0.1)%
Vertiv	7.8%	10.4%	(2.6)%

(1)Corporate costs consist of headquarters management costs, stock-based compensation, interest expense, other incentive compensation, global digital costs, and costs that support global product platform development and offering management.
(2)Adjusted EBITDA % calculated as adjusted EBITDA divided by Net sales

Vertiv Holdings Co
Sales by Product and Service Offering
(In millions)

	Three months ended March 31,
	2020	2019	Δ	Δ %	Organic Δ %
Americas:
Infrastructure & solutions	$264.1	$359.4	$(95.3)	(26.5)%	(25.7)%
Services & software solutions	159.8	152.2	7.6	5.0%	5.8%
IT & Edge infrastructure	42.8	42.8	—	—%	1.1%
	$466.7	$554.4	$(87.7)	(15.8)%	(15.0)%
Asia Pacific:
Infrastructure & solutions	$123.1	$138.4	$(15.3)	(11.1)%	(8.1)%
Services & software solutions	76.9	85.2	(8.3)	(9.7)%	(6.7)%
IT & Edge infrastructure	23.9	35.4	(11.5)	(32.5)%	(30.2)%
	$223.9	$259.0	$(35.1)	(13.6)%	(10.7)%
EMEA:
Infrastructure & solutions	$112.2	$141.0	$(28.8)	(20.4)%	(18.0)%
Services & software solutions	65.9	68.6	(2.7)	(3.9)%	(1.0)%
IT & Edge infrastructure	28.6	31.8	(3.2)	(10.1)%	(7.3)%
	$206.7	$241.4	$(34.7)	(14.4)%	(11.8)%
Total:
Infrastructure & solutions	$499.4	$638.8	$(139.4)	(21.8)%	(20.2)%
Services & software solutions	302.6	306.0	(3.4)	(1.1)%	0.8%
IT & Edge infrastructure	95.3	110.0	(14.7)	(13.4)%	(11.4)%
	$897.3	$1,054.8	$(157.5)	(14.9)%	(13.2)%

The following is a reconciliation of EBITDA and Adjusted EBITDA to the comparable GAAP measure of Net earnings (loss) for the three months ended March 31, 2020 and 2019:
Vertiv Holdings Co
Reconciliation from Net loss to EBITDA and adjusted EBITDA
(In millions)

	Three months ended March 31, 2020	Three months ended March 31, 2019
Net loss	$(268.9)	$(74.3)
Interest expense	68.9	77.8
Income tax expense	13.8	18.5
Depreciation and amortization	50.5	49.6
EBITDA	$(135.7)	$71.6
Loss on extinguishment of debt (a)	174.0	—
SPAC transaction costs (b)	21.4	—
Equity-based compensation (c)	0.7	—
Subtotal transaction-related adjustments	196.1	—
Cost to achieve operational initiatives (d)	1.6	11.1
Digital project implementation costs (e)	4.9	16.2
Transition costs (f)	2.6	5.4
Foreign currency (gains) / losses (g)	—	3.5
Advisory fee (h)	0.5	1.3
Impact of purchase accounting (i)	0.4	0.5
Loss on asset disposals (j)	—	0.4
Total adjustments	206.1	38.4
Adjusted EBITDA	$70.4	$110.0

Adjustments by financial statement line item:

	Three months ended March 31, 2020	Three months ended March 31, 2019
Net sales	$—	$0.5
Cost of sales	0.1	0.6
Selling, general and administrative expenses	32.5	32.7
Loss on extinguishment of debt	174.0	0.0
Other deductions, net	(0.5)	4.6
Total adjustments	$206.1	$38.4

The following are notes to the reconciliations of EBITDA and Adjusted EBITDA to the comparable GAAP measure of Net earnings (loss):
a)Represents costs incurred in the refinancing and pay down of the Company’s long-term debt. Includes $99.0M write-off of deferred financing fees and $75.0M early redemption premium on high interest notes, for a total refinancing cost of $174.0M.
b)Represents transaction costs related to the reverse merger with GS Acquisition Holding Corp (GSAH).
c)Concurrent with the close of the reverse merger on February 7, 2020, represents compensation expense related to equity awards granted to certain employees and directors of the business.
d)Cost to achieve operational initiatives encompass both transformation efforts and restructuring, as a result of major activities designed to enhance the efficiency of a business unit, department or function. Restructuring costs include expenses associated with Vertiv’s efforts to improve operational efficiency and deploy assets to remain competitive on a worldwide basis. Transformation efforts primarily include third party advisory and consulting fees that relate to activities contemplated in connection with the separation from Emerson and are expected to be significantly complete by 2020. Due to the volatility of restructuring and transformation costs and because these costs were incremental and materially related to specific transformative activities after its separation from Emerson, Vertiv does not view these costs as indicative of future ongoing operations of the business.
e)Investments in global digital and IT systems to drive efficiency, speed and cost reductions. These adjustments are substantially comprised of acquiring and implementing critical information and accounting systems required post separation from Emerson. The projects for each of these initiatives span multiple years due to the significance and complexity of the activities. However, Vertiv does not believe that these costs are indicative of ongoing operations.
f)Beginning in Q1 2020, transition costs primarily relate to SOX implementation which is a public company cost resulting from the GSAH merger. Historically, transition costs were primarily made up of professional fees and other costs related to establishing the business as a stand-alone company, including rebranding, following the separation from Emerson. Expenses to facilitate the separation from Emerson were incurred the first three years post acquisition and therefore are not indicative of future ongoing operations of the business.
g)Beginning in Q1 2020 and going forward, we will not adjust for foreign currency gains and losses which were $1.8M during the current period. Historically, we adjusted foreign currency gains and losses as well as losses on hedges of balance sheet exposures that did not receive deferral accounting in order to provide further clarity to trends in our business.
h)Advisory fee paid to an affiliate of Vertiv, inclusive of fees associated with specific financing arrangements. The current period amount was pro-rated for the period prior to the GSAH merger. Such fee will not continue post-business combination.
i)Represents the purchase accounting related to fair value adjustments to deferred revenue, inventory and rent expense on the opening balance sheets of business acquisitions. Vertiv believes that such adjustment is useful to investors to better identify trends in our business.
j)Beginning in Q1 2020 and going forward, we will not adjust for gains and losses on asset disposals.

Vertiv Holdings Co
Reconciliation of Segment EBIT to adjusted EBITDA by region
(In millions)

(A) Segment EBIT (1)
	Three months ended March 31, 2020	Three months ended March 31, 2019
Americas	$61.6	$87.1
APAC	13.6	20.4
EMEA	15.9	20.6
Corporate	(277.3)	(106.1)
Earnings before interest and taxes	$(186.2)	$22.0
Interest expense, net	(68.9)	(77.8)
Loss before taxes	$(255.1)	$(55.8)

(B) Depreciation and Amortization
Americas	$29.8	$30.9
APAC	8.6	9.0
EMEA	5.9	5.9
Corporate	6.2	3.8
Total	$50.5	$49.6

(C) EBITDA Adjustments
Americas	$8.7	$6.6
APAC	6.0	5.4
EMEA	5.4	5.7
Corporate	186.0	20.8
Total	$206.1	$38.5

(A) + (B) + (C) = Adjusted EBITDA
Americas	$100.1	$124.6
APAC	28.2	34.8
EMEA	27.2	32.2
Corporate (2)	(85.1)	(81.5)
Total	$70.4	$110.1

(1)Per Note 14 – Segment Information, in Vertiv’s Consolidated Financial Statements
(2)Corporate costs consist of headquarters management costs, stock-based compensation, interest expense, other incentive compensation, global digital costs, and costs that support global product platform development and offering management.

Vertiv Holdings Co
Reconciliation of Net Cash Provided By (Used For) Operating Activities to Free Cash Flow
(In millions)

	Three months ended March 31, 2020	Three months ended March 31, 2019
Net cash provided by (used for) operating activities	$(194.7)	$(33.7)
Capital expenditures	(6.7)	(10.7)
Investments in capitalized software	(1.8)	(3.9)
Proceeds from disposition of PP&E	—	3.8
Free cash flow	$(203.2)	$(44.5)

Vertiv Holdings Co
Reconciliation of EPS to Adjusted EPS
(In millions)

Three months ended March 31, 2020
	Net Sales	Operating Profit	Loss on Debt & Other Deductions	Interest expense, net	Income tax expense	Net earnings (loss)	Diluted EPS (1)	Non-GAAP Adjusted EBITDA (2)
GAAP	$897.3	$22.2	$208.4	$68.9	$13.8	$(268.9)	$(1.12)	$(135.7)
EBITDA adjustments (3)	—	11.3	(0.6)	—	—	10.7	0.04	10.7
Loss on extinguishment of debt (4)	—	—	174.0	—	—	174.0	0.72	174.0
SPAC transaction costs (5)	—	21.4	—	—	—	21.4	0.09	21.4
Intangible amortization	—	—	32.4	—	—	32.4	0.13	n/a
Pro-forma share count (1)	—	—	—	—	—	—	0.05	n/a
Non-GAAP Adjusted	$897.3	$54.9	$2.6	$68.9	$13.8	$(30.4)	$(0.09)	$70.4

(1)GAAP Diluted EPS based on 240.7 million shares. Non-GAAP Adjusted EPS based on pro forma share count of 337.0 million diluted shares (includes 328.4 million shares outstanding and 8.6 million potential dilutive shares). While warrants and stock options were anti-dilutive for the current period, we believe that this presentation facilitates a more comprehensive view due to the impact of the reverse merger.
(2)Adjusted EBITDA of $(135.7)M is calculated as: net loss of $268.9M, plus interest expense of $68.9M, plus income tax expense of $13.8M, plus depreciation and amortization of $50.5M.
(3)Includes one-time transformational investments of $10.0M and non-cash equity compensation of $0.7M.
(4)Includes $99.0M non-cash write-off of deferred financing fees and $75.0M early redemption premium on high interest notes.
(5)One-time costs related to execution of the business combination with GSAH.

Three months ended March 31, 2019
	Net Sales	Operating Profit	Other Deductions, net	Interest expense, net	Income tax expense	Net earnings (loss)	Diluted EPS (1)	Non-GAAP Adjusted EBITDA
GAAP	$1,054.8	$60.8	$38.8	$77.8	$18.5	$(74.3)	$(0.63)	$71.6
EBITDA adjustments	0.5	33.8	4.6	—	—	38.4	0.32	38.4
Intangible amortization	—	—	32.8	—	—	32.8	0.28	n/a
Pro-forma share count (1)	—	—	—	—	—	—	0.02	n/a
Non-GAAP Adjusted	$1,055.3	$94.6	$1.4	$77.8	$18.5	$(3.1)	$(0.01)	$110.0

(1)GAAP Diluted EPS based on 118.3 million shares. Non-GAAP Adjusted EPS based on pro forma share count of 337.0 million diluted shares (includes 328.4 million shares outstanding and 8.6 million potential dilutive shares). We believe that this presentation facilitates comparison to the current period due to the impact of the reverse merger.